Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-92535, 333-26989, 333-67433 and 333-128068) of TRM Corporation of our report dated March 28, 2008 relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of TRM Corporation for the year ended December 31, 2007.
/s/ McGladrey & Pullen, LLP
Blue Bell, Pennsylvania
March 28, 2008